UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO
                                   Form 10-SB


                 GENERAL FORM FOR REGISTRATION OF SECURITIES OF
                             SMALL BUSINESS ISSUERS

        Under Section 12(b) or (g) of the Securities Exchange Act of 1934



                            WORLDWIDE EQUIPMENT CORP.
                 (Name of Small Business Issuer in its charter)


                      Florida                                 59-3191053
          (State or other jurisdiction of                  (I.R.S. Employer
          incorporation or organization)                Identification Number)



          599 W. Hartsdale Avenue, Suite 201, White Plains, NY        10607
          --------------------------------------------------------------------
          (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (914) 428-8191




           Securities to be registered under Section 12(b) of the Act:

                                      None



           Securities to be registered under Section 12(g) of the Act:

                     Common Stock, $.001 par value per share
                                (Title or class)

PART F/S

ITEM 1.  FINANCIAL STATEMENTS AND EXHIBITS.


 Exhibits:

3.0      Articles of Incorporation
3.1      Amended Articles of Incorporation
3.1(a)   Amendment to Amended Articles of Incorporation
3.2      Bylaws*
10.1     Employment Agreement with Mitchell Hymowitz
10.2     Consulting Agreement
27.1     Financial Data Schedule
99       Consent of Former Auditor

*  Included herein

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Worldwide Equipment Corp.

Date:  June 22, 2000
                                              By:   /s/ Mitchell Hymowitz
                                                    ---------------------
                                                    Mitchell Hymowitz, President